Pricing Supplement No. J856 To Product Supplement No. JPM-I dated June 30, 2017, Prospectus Supplement dated June 30, 2017 and Prospectus dated June 30, 2017	Filed Pursuant to Rule 424(b)(2)/424(b)(8) Registration Statement No. 333-218604-02 April 30, 2018
Structured Investments	Credit Suisse $2,000,000 Knock-Out Notes due May 15, 2019 Linked to the Performance of the Lowest Performing of the PowerShares QQQ TrustSM, Series 1 and the iShares® MSCI Emerging Markets ETF
•	The notes are designed for investors who seek a fixed return at maturity linked to the performance of the lowest performing of the PowerShares QQQ TrustSM, Series 1 and the iShares® MSCI Emerging Markets ETF. If a Knock-Out Event has not occurred, at maturity investors will receive $1,098 per $1,000 principal amount of notes. If a Knock-Out Event has occurred, you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, if the Final Level of the Lowest Performing Underlying is less than its Initial Level by more than 9.80%, the Payment at Maturity you will receive will be less than the principal amount of the notes, and you will lose your entire investment if the Final Level of the Lowest Performing Underlying falls to zero.

•	A Knock-Out Event may occur on any trading day during the Monitoring Period, regardless of the Final Level of the Lowest Performing Underlying.

•	Any payment on the notes is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its London branch, maturing May 15, 2019.

•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The offering price for the notes was determined on April 30, 2018 (the “Pricing Date”), and the notes are expected to settle on May 3, 2018 (the “Settlement Date”). Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Underlyings:	The notes are linked to the performance of the lowest performing of the PowerShares QQQ TrustSM, Series 1 and the iShares® MSCI Emerging Markets ETF. For more information on the Underlyings, see “The Underlyings” herein.
Payment at Maturity:	At maturity, you will receive a cash payment per $1,000 principal amount of notes that will reflect the performance of the Lowest Performing Underlying, as follows:
• If a Knock-Out Event has not occurred: $1,000 + ($1,000 × Fixed Payment Percentage)
The maximum Payment at Maturity is $1,098 per $1,000 principal amount.
• If a Knock-Out Event has occurred, and:

o    The Final Level of the Lowest Performing Underlying is equal to or greater than its Digital Barrier:

$1,000 + ($1,000 × Underlying Return of the Lowest Performing Underlying) + ($1,000 × Fixed Payment Percentage)

The maximum payment in this scenario is $1,098. See “Hypothetical Examples of Amounts Payable at Maturity” herein.

o    The Final Level of the Lowest Performing Underlying is less than its Digital Barrier:

$1,000 + ($1,000 × Underlying Return of the Lowest Performing Underlying)

If a Knock-Out Event has occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level by more than 9.80%, you will lose some or all of your investment at maturity.

Any payment on the notes is subject to our ability to pay our obligations as they become due.
Fixed Payment Percentage:	9.80%
Knock-Out Event:	A Knock-Out Event occurs if, on any trading day during the Monitoring Period, the closing level of any Underlying is less than the Initial Level by more than the Knock-Out Buffer Amount. Therefore, a Knock-Out Event will occur if, on any trading day during the Monitoring Period, the closing level of the PowerShares QQQ TrustSM, Series 1 is less than approximately $112.66 or if the closing level of the iShares® MSCI Emerging Markets ETF is less than approximately $32.84.
Knock-Out Buffer Amount:	30%
Digital Barrier:	For each Underlying, 70% of the Initial Level of such Underlying.
Underlying Return:	For each Underlying, the lesser of (i) zero and (ii) an amount calculated as follows:
Final Level − Initial Level Initial Level

Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 1 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per note	$1,000	$10	$990
Total	$2,000,000	$20,000	$1,980,000

(1) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates of $10 per $1,000 principal amount of notes.

Credit Suisse currently estimates the value of each $1,000 principal amount of the notes on the Pricing Date is $992.10 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the notes (our “internal funding rate”)), which is less than the Price to Public listed above. See “Selected Risk Considerations” in this pricing supplement.

The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

J.P.Morgan

Placement Agent

April 30, 2018

Key Terms (continued)

Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Monitoring Period:	From but excluding the Pricing Date to and including the Final Valuation Date.
Initial Level:	For the PowerShares QQQ TrustSM, Series 1, $160.94, and for the iShares® MSCI Emerging Markets ETF, $46.92.
Final Level:	For each Underlying, the arithmetic average of the closing levels of such Underlying on each of the five Valuation Dates.
Valuation Dates:	May 6, 2019, May 7, 2019, May 8, 2019, May 9, 2019 and May 10, 2019 (each, a “Valuation Date,” and May 10, 2019, the “Final Valuation Date”), subject to postponement as set forth in any accompanying product supplement under “Description of the Notes—Postponement of calculation dates ” or if any Valuation Date is postponed because it is not a trading day.
Maturity Date:	May 15, 2019, subject to postponement as set forth in any accompanying product supplement under “Description of the Notes—Postponement of calculation dates” or if the Final Valuation Date is postponed for any reason. If the Maturity Date is not a business day, the Payment at Maturity will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22550WRZ2

Additional Terms Specific to the Notes

You should read this pricing supplement together with the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. JPM-I dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000095010317006320/dp77788_424b2-jpmi.htm

•	Prospectus Supplement and Prospectus dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

In the event the terms of the notes described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the notes and the owner of any beneficial interest in the notes, amend the notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Hypothetical Payments at Maturity for Each $1,000 Principal Amount of Notes

The following table and examples illustrate the hypothetical Payments at Maturity for a $1,000 principal amount of notes for a hypothetical range of performance of the Lowest Performing Underlying.

The tables and examples below assume that (i) the Fixed Payment Percentage is 9.80%, (ii) the Knock-Out Buffer Amount is 30% and (iii) the Digital Barrier for each Underlying is 70% of the Initial Level of such Underlying. The actual Fixed Payment Percentage, Knock-Out Buffer Amount and Digital Barrier are set forth in “Key Terms” herein.

The hypothetical Payments at Maturity set forth below are for illustrative purposes only. The actual Payment at Maturity applicable to a purchaser of the notes will depend on the Final Level of the Lowest Performing Underlying and on whether a Knock-Out Event occurs. It is not possible to predict whether the Final Level of the Lowest Performing Underlying will be less than its Digital Barrier or whether a Knock-Out Event will occur. In the event that there is a Knock-Out Event, it is not possible to predict whether and by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. You should consider carefully whether the notes are suited to your investment goals. Any payment on the notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

TABLE 1: A Knock-Out Event HAS NOT occurred.

Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Payment at Maturity per $1,000 Principal Amount of Securities
100%	0%	$1,098
90%	0%	$1,098
80%	0%	$1,098
70%	0%	$1,098
60%	0%	$1,098
50%	0%	$1,098
40%	0%	$1,098
30%	0%	$1,098
20%	0%	$1,098
10%	0%	$1,098
0%	0%	$1,098
−10%	0%	$1,098
−20%	0%	$1,098
−30%	0%	$1,098

TABLE 2: A Knock-Out Event HAS occurred.

Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Payment at Maturity per $1,000 Principal Amount of Securities
100%	0%	$1,098
90%	0%	$1,098
80%	0%	$1,098
70%	0%	$1,098
60%	0%	$1,098
50%	0%	$1,098
40%	0%	$1,098
30%	0%	$1,098
20%	0%	$1,098
10%	0%	$1,098
0%	0%	$1,098
−5%	−5%	$1,048
−9.80%	−9.80%	$1,000
−10%	−10%	$998
−20%	−20%	$898
−30%	−30%	$798
−31%	−31%	$690
−40%	−40%	$600
−50%	−50%	$500
−60%	−60%	$400
−70%	−70%	$300
−80%	−80%	$200
−90%	−90%	$100
−100%	−100%	$0

Hypothetical Examples of Amounts Payable at Maturity

EXAMPLES:

The following examples illustrate how the Payment at Maturity is calculated.

Example 1: A Knock-Out Event has not occurred and the level of the Lowest Performing Underlying increases by 70% from its Initial Level to its Final Level.

Underlying	Lowest closing level during the Monitoring Period	Final Level
QQQ	90% of Initial Level	170% of Initial Level
EEM	80% of Initial Level	180% of Initial Level

Because the closing level of each Underlying is not less than its Initial Level by more than the Knock-Out Buffer Amount on any trading day during the Monitoring Period, a Knock-Out Event has not occurred and the Payment at Maturity is determined as follows:

Payment at Maturity	=	$1,000 + ($1,000 × Fixed Payment Percentage)
	=	$1,000 + $98
	=	$1,098

Regardless of the appreciation of any Underlying, the Payment at Maturity will not exceed $1,000 plus the product of $1,000 and the Fixed Payment Percentage.

Example 2: A Knock-Out Event has not occurred and the level of the Lowest Performing Underlying increases by 5% from its Initial Level to its Final Level.

Underlying	Lowest closing level during the Monitoring Period	Final Level
QQQ	90% of Initial Level	105% of Initial Level
EEM	80% of Initial Level	120% of Initial Level

Because the closing level of each Underlying is not less than its Initial Level by more than the Knock-Out Buffer Amount on any trading day during the Monitoring Period, a Knock-Out Event has not occurred and the Payment at Maturity is determined as follows:

Payment at Maturity	=	$1,000 + ($1,000 × Fixed Payment Percentage)
	=	$1,000 + $98
	=	$1,098

Because a Knock-Out Event has not occurred, the Payment at Maturity is equal to $1,000 plus the product of $1,000 and the Fixed Payment Percentage.

Example 3: A Knock-Out Event has occurred and the level of the Lowest Performing Underlying increases by 70% from its Initial Level to its Final Level.

Underlying	Lowest closing level during the Monitoring Period	Final Level
QQQ	50% of Initial Level	170% of Initial Level
EEM	80% of Initial Level	180% of Initial Level

Because a Knock-Out Event has occurred and the Final Level of the Lowest Performing Underlying is greater than its Digital Barrier, the Payment at Maturity is determined as follows:

Underlying Return of the Lowest Performing Underlying	=	the lesser of (i) 0% and (ii) (Final Level - Initial Level) / Initial Level
	=	the lesser of (i) 0% and (ii) 70%
	=	0%
Payment at Maturity	=	$1,000 + ($1,000 × Underlying Return of the Lowest Performing Underlying) + ($1,000 × Fixed Payment Percentage)
	=	$1,000 + ($1,000 × 0) + ($1,000 × 0.098)
		$1,000 + $0 + $98
	=	$1,098

Because a Knock-Out Event has occurred, the Underlying Return of the Lowest Performing Underlying is equal to zero even though the Final Level of the Lowest Performing Underlying is greater than its Initial Level. Because the Final Level of the Lowest Performing Underlying is greater than its Digital Barrier, the investor receives the Fixed Payment Percentage.

Example 4: A Knock-Out Event has occurred and the level of the Lowest Performing Underlying decreases by 5% from its Initial Level to its Final Level.

Underlying	Lowest closing level during the Monitoring Period	Final Level
QQQ	50% of Initial Level	95% of Initial Level
EEM	80% of Initial Level	120% of Initial Level

Because a Knock-Out Event has occurred and the Final Level of the Lowest Performing Underlying is greater than its Digital Barrier, the Payment at Maturity is determined as follows:

Underlying Return of the Lowest Performing Underlying	=	the lesser of (i) 0% and (ii) (Final Level - Initial Level) / Initial Level
	=	the lesser of (i) 0% and (ii) -5%
	=	-5%
Payment at Maturity	=	$1,000 + ($1,000 × Underlying Return of the Lowest Performing Underlying) + ($1,000 × Fixed Payment Percentage)
	=	$1,000 + ($1,000 × -0.05) + ($1,000 × 0.098)
		$1,000 - $50 + $98
	=	$1,048

Because a Knock-Out Event has occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level, the Underlying Return of the Lowest Performing Underlying is less than zero. However, because the Final Level of the Lowest Performing Underlying is greater than its Digital Barrier, the investor also receives an amount equal to the product of $1,000 and the Fixed Payment Percentage. Even though a Knock-Out Event has occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level, the investor receives a positive return at maturity.

Example 5: A Knock-Out Event has occurred and the level of the Lowest Performing Underlying decreases by 20% from its Initial Level to its Final Level.

Underlying	Lowest closing level during the Monitoring Period	Final Level
QQQ	50% of Initial Level	80% of Initial Level
EEM	80% of Initial Level	140% of Initial Level

Because a Knock-Out Event has occurred and the Final Level of the Lowest Performing Underlying is greater than its Digital Barrier, the Payment at Maturity is determined as follows:

Underlying Return of the Lowest Performing Underlying	=	the lesser of (i) 0% and (ii) (Final Level - Initial Level) / Initial Level

	=	the lesser of (i) 0% and (ii) -20%
	=	-20%
Payment at Maturity	=	$1,000 + ($1,000 × Underlying Return of the Lowest Performing Underlying) + ($1,000 × Fixed Payment Percentage)
	=	$1,000 + ($1,000 × -0.20) + ($1,000 × 0.098)
		$1,000 - $200 + $98
	=	$898

Because a Knock-Out Event has occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level, the Underlying Return of the Lowest Performing Underlying is less than zero. However, because the Final Level of the Lowest Performing Underlying is greater than its Digital Barrier, the investor also receives an amount equal to the product of $1,000 and the Fixed Payment Percentage. Because a Knock-Out Event has occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level by more than 9.80%, the Payment at Maturity is less than $1,000 per $1,000 principal amount of notes.

Example 6: A Knock-Out Event has occurred and the level of the Lowest Performing Underlying decreases by 60% from its Initial Level to its Final Level.

Underlying	Lowest closing level during the Monitoring Period	Final Level
QQQ	30% of Initial Level	40% of Initial Level
EEM	80% of Initial Level	90% of Initial Level

Because the closing level of at least one Underlying on a trading day during the Monitoring Period is less than its Initial Level by more than the Knock-Out Buffer Amount, a Knock-Out Event has occurred and the Payment at Maturity is determined as follows:

Underlying Return of the Lowest Performing Underlying	=	the lesser of (i) 0% and (ii) (Final Level - Initial Level) / Initial Level
	=	the lesser of (i) 0% and (ii) -60%
	=	-60%
Payment at Maturity	=	$1,000 × (1 + Underlying Return of the Lowest Performing Underlying)
	=	$1,000 × 0.40
	=	$400

Because a Knock-Out Event has occurred and the Final Level of the Lowest Performing Underlying is less than its Digital Barrier, you will be exposed to any depreciation in the level of the Lowest Performing Underlying from its Initial Level to its Final Level.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — You may receive less at maturity than you originally invested in the notes, or you may receive nothing. If a Knock-Out Event has occurred, you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, if the Final Level of the Lowest Performing Underlying is less than its Initial Level by more than 9.80%, the Payment at Maturity you will receive will be less than the principal amount of the notes, and you will lose your entire investment if the Final Level of the Lowest Performing Underlying falls to zero. It is not possible to predict whether a Knock-Out Event will occur, and in the event that there is a Knock-Out Event, whether and by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE NOTES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment you receive on the notes to be less at maturity than it is at the time you invest. An investment in the notes also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	THE NOTES DO NOT PAY INTEREST — We will not pay interest on the notes. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity is based on the performance of the Lowest Performing Underlying. Because the payment due at maturity may be less than the amount originally invested in the notes, the return on the notes (the effective yield to maturity) may be negative. Even if it is positive, the return payable on the notes may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

•	THE AVERAGING CONVENTION USED TO CALCULATE THE FINAL LEVEL COULD LIMIT RETURNS — Your investment in the notes may not perform as well as an investment in an instrument that measures the point-to-point performance of the Lowest Performing Underlying from the Pricing Date to the Final Valuation Date (subject to the Fixed Payment Percentage). Your ability to receive a return equal to the Fixed Payment Percentage may be limited by the 5-day-end-of-term averaging used to calculate the Final Level, especially if there is a significant increase in the closing level of the Lowest Performing Underlying on the Final Valuation Date. Accordingly, you may not receive the benefit of the full appreciation of the Lowest Performing Underlying, if any, between the Pricing Date and the Final Valuation Date.

•	YOU MAY BE SUBJECT TO POTENTIAL LOSS OF PRINCIPAL REGARDLESS OF THE FINAL LEVEL OF THE LOWEST PERFORMING UNDERLYING — If, on any trading day during the Monitoring Period, the closing level of any Underlying is less than its Initial Level by more than the Knock-Out Buffer Amount, a Knock-Out Event will occur and you will be subject to loss of principal if the Final Level of the Lowest Performing Underlying is less than its Initial Level.

•	IF A KNOCK-OUT EVENT HAS OCCURRED, YOU MAY RECEIVE LESS THAN YOUR PRINCIPAL AMOUNT AT MATURITY EVEN IF THE FINAL LEVEL OF THE LOWEST PERFORMING UNDERLYING IS ABOVE ITS DIGITAL BARRIER — If a Knock-Out Event has occurred, you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, the Payment at Maturity you will receive will be less than the principal amount of the notes, and you will lose your entire investment if the Final Level of the Lowest Performing Underlying falls to zero. Even if the Final Level of the Lowest Performing Underlying is above its Digital Barrier, you may receive a negative return at maturity.

•	THE PROBABILITY THAT A KNOCK-OUT EVENT WILL OCCUR AND THE FINAL LEVEL OF THE LOWEST PERFORMING UNDERLYING WILL BE LESS THAN ITS INITIAL LEVEL WILL DEPEND ON THE VOLATILITY OF SUCH UNDERLYING — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Pricing Date, the higher the expectation as of the Pricing Date that a Knock-Out Event could occur and the Final Level of the Lowest Performing Underlying could be less than its Initial Level, indicating a higher expected risk of loss on the notes. The terms of the notes are set, in part, based on expectations about the volatility of the Underlyings as of the Pricing Date. The volatility of any Underlying can change significantly over the term of the notes. The level of any Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

•	LIMITED APPRECIATION POTENTIAL — Regardless of whether a Knock-Out Event does not occur, for each $1,000 principal amount of notes, the maximum Payment at Maturity is $1,000 plus $1,000 multiplied by the Fixed Payment Percentage, regardless of the appreciation in the level of the Lowest Performing Underlying, which may be significant.

•	YOU WILL BE SUBJECT TO RISKS RELATING TO THE RELATIONSHIP BETWEEN THE UNDERLYINGS — The notes are linked to the individual performance of each Underlying. As such, the notes will perform poorly if only one of the Underlyings performs poorly. For example, if one Underlying appreciates from its Initial Level to its Final Level, but a Knock-Out Event has occurred, you will be exposed to the depreciation of the Lowest Performing Underlying and you will not benefit from the performance of any other Underlying. Each additional Underlying to which the notes are linked increases the risk that the notes will perform poorly. By investing in the notes, you assume the risk that (i) a Knock-Out Event occurs with respect to at least one of the Underlyings and (ii) if a Knock-Out Event has occurred, the Final Level of at least one of the Underlyings will be less than its Initial Level, regardless of the performance of any other Underlying.

It is impossible to predict the relationship between the Underlyings. If the performances of the Underlyings exhibit no relationship to each other, it is more likely that one of the Underlyings will cause the notes to perform poorly. However, if the performances of the equity securities included in each Underlying are related such that the performances of the Underlyings are correlated, then there is less likelihood that only one Underlying will cause the notes to perform poorly. Furthermore, to the extent that each Underlying represents a different market segment or market sector, the risk of one Underlying performing poorly is greater. As a result, you are not only taking market risk on each Underlying, you are also taking a risk relating to the relationship among the Underlyings.

•	THERE ARE RISKS ASSOCIATED WITH THE UNDERLYINGS — Although shares of the Underlyings are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlyings or that there will be liquidity in the trading market. The Underlyings are subject to management risk, which is the risk that an Underlying’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to each Underlying's investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by the Underlyings. Any of these actions could adversely affect the price of the shares of the Underlyings and consequently the value of the notes. For additional information on the Underlyings, see “The Underlyings” herein.

•	THE PERFORMANCE AND MARKET VALUE OF EACH UNDERLYING, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE TO THE PERFORMANCE OF ITS TRACKED INDEX — Each Underlying will generally invest in all of the equity securities included in the index tracked by such Underlying (each such index, a “Tracked Index”), but may not fully replicate such Tracked Index. There may be instances where a Underlying’s investment advisor may choose to overweight another stock in such Underlying’s Tracked Index, purchase securities not included in such Underlying’s Tracked Index that such investment advisor believes are appropriate to substitute for a security included in such Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of each Underlying will reflect additional transaction costs and fees that are not included in the calculation of such Underlying’s Tracked Index. Finally, because the shares of each Underlying are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of each Underlying may differ from the net asset value per share of such Underlying.

During periods of market volatility, securities held by each Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of such Underlying and the liquidity of such Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in each Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of each Underlying. As a result, under these circumstances, the market value of shares of each Underlying may vary substantially from the net asset value per share of such Underlying. For all the foregoing reasons, the performance of each Underlying may not correlate with the performance of its Tracked Index. For additional information on the Underlyings, see “The Underlyings” herein.

•	EMERGING MARKETS RISK — The iShares® MSCI Emerging Markets ETF is exposed to the political and economic risks of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the performance of the notes.

•	CURRENCY EXCHANGE RISK — Because the prices of the equity securities included in the iShares® MSCI Emerging Markets ETF are converted into U.S. dollars for purposes of calculating the level of the iShares® MSCI Emerging Markets ETF, investors will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the iShares® MSCI Emerging Markets ETF trade. Currency exchange rates may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes in currency exchange rates, including changes in liquidity and prices, can occur within very short periods of time. Currency exchange rate risks include, but are not limited to, convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the equity securities included in the iShares® MSCI Emerging Markets ETF, the level of the iShares® MSCI Emerging Markets ETF and the value of the notes.

•	FOREIGN SECURITIES MARKETS RISK — Some or all of the assets included in the iShares® MSCI Emerging Markets ETF are issued by foreign companies and trade in foreign securities markets. Investments in the notes therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the iShares® MSCI Emerging Markets ETF may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the iShares® MSCI Emerging Markets ETF, and therefore the performance of the iShares® MSCI Emerging Markets ETF and the value of the notes.

•	HEDGING AND TRADING ACTIVITY — We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the notes, including in the Underlyings or instruments related to the Underlyings. We, any dealer or our or their respective affiliates may also trade in the Underlyings or instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.

•	THE ESTIMATED VALUE OF THE NOTES ON THE PRICING DATE IS LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your notes on the Pricing Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the notes includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the notes and the cost of hedging our risks as issuer of the notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Pricing Date, we value the components of the notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE NOTES — The internal funding rate we use in structuring notes such as these notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Pricing Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the notes. We will also use our internal funding rate to determine the price of the notes if we post a bid to repurchase your notes in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the notes on the Pricing Date. The estimated value of the notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the notes in the secondary market (if any exists) at any time. The secondary market price of your notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your notes could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the notes and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Pricing Date, the secondary market price of your notes will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your notes may be lower than the price at which we may repurchase the notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the notes from you at a price that will exceed the then-current estimated value of the notes. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your notes to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the notes.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the notes. Further, hedging activities may adversely affect any payment on or the value of the notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the notes, which creates an additional incentive to sell the notes to you.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — The payout on the notes can be replicated using a combination of the components described in “The estimated value of the notes on the Pricing Date is less than the Price to Public.” Therefore, in addition to the levels of any Underlying, the terms of the notes at issuance and the value of the notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the notes;

o	the dividend rate on the equity securities included in the Underlyings;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS — Your return on the notes will not reflect the return you would realize if you actually owned shares of the Underlyings or the assets that comprise the Underlyings. The return on your investment is not the same as the total return you would receive based on the purchase of shares of the Underlyings or the assets that comprise the Underlyings.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the shares of the Underlyings or the assets that comprise the Underlyings.

•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlyings. However, an adjustment will not be required in response to all events that could affect the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the notes may be materially and adversely affected. See “Description of the Notes—Adjustments—For a reference fund” in the relevant product supplement.

•	THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Even if the treatment of the notes described herein is respected, there is a risk that a note will be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlyings

The PowerShares QQQ TrustSM, Series 1

We have derived all information contained herein regarding the PowerShares QQQ TrustSM, Series 1 from publicly available information. Such information reflects the policies of, and is subject to change by, Invesco PowerShares Capital Management LLC, which maintains and manages the PowerShares QQQ TrustSM, Series 1 and acts as investment advisor to the PowerShares QQQ TrustSM, Series 1. We have not conducted any independent review or due diligence of any publicly available information with respect to the PowerShares QQQ TrustSM, Series 1.

The PowerShares QQQ TrustSM, Series 1 is a unit investment trust designed to generally correspond to the price and yield performance of the Nasdaq-100 Index®. The Nasdaq-100 Index® measures the average performance of a broadly diversified group of stocks listed on the Nasdaq Stock Market.

Information filed by the PowerShares QQQ TrustSM, Series 1 with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-61001 and 811-08947. Shares of the PowerShares QQQ TrustSM, Series 1 are listed on the Nasdaq Stock Market. under ticker symbol “QQQ.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any product supplement, the prospectus supplement and the prospectus.

The iShares® MSCI Emerging Markets ETF

We have derived all information contained herein regarding the iShares® MSCI Emerging Markets ETF from publicly available information. Such information reflects the policies of, and is subject to change by, BlackRock Fund Advisors, which maintains and manages the iShares® MSCI Emerging Markets ETF and acts as investment advisor to the iShares® MSCI Emerging Markets ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the iShares® MSCI Emerging Markets ETF.

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks to track the investment results of the MSCI Emerging Markets Index, which is designed to measure equity market performance in the global emerging markets.

iShares, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. Information filed by iShares, Inc. with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 033-97598 and 811-09102. Shares of the iShares® MSCI Emerging Markets ETF are listed on the NYSE Arca under ticker symbol “EEM.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on the closing level of each Underlying from January 2, 2013 through April 30, 2018. We obtained the historical information below from Bloomberg, without independent verification.

The historical levels of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on any of the Valuation Dates. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

For additional information on the Underlyings, see “The Underlyings” herein.

The closing level of the PowerShares QQQ TrustSM, Series 1 on April 30, 2018 was $160.94.

The closing level of the iShares® MSCI Emerging Markets ETF on April 30, 2018 was $46.92.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the notes or instruments that are similar to the notes.  In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a note should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes.  However, there is uncertainty regarding this treatment.

Assuming this treatment of the notes is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a note, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

Even if the treatment of the notes as described herein is respected, there is a risk that your purchase of a note will be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your notes would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.”  Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your notes, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the notes. You should read the section entitled “Material United States Federal Income Tax Considerations—U.S. Holders—Constructive Ownership Transaction Rules” in the accompanying product supplement for additional information and consult your tax advisor regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the notes, and the IRS or a court might not agree with the treatment described herein.  In particular, the IRS could treat the notes as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized, could be materially and adversely affected.  Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance.  In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts.  Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax advisor regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders.  Subject to the discussions in the next paragraph and in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued in 2018 that do not have a “delta” of one with respect to any U.S. equity.  Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the notes relate.  You should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

Under the terms of distributor accession confirmations with JPMS LLC and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMS LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates of $10 per $1,000 principal amount of notes. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the notes against payment for the notes on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Pricing Date, purchasers who wish to transact in the notes more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the notes offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.  Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated February 14, 2018 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on February 14, 2018. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG.  In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the notes, the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated February 14, 2018, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on February 14, 2018.  Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

Credit Suisse